Exhibit 10.4

OFFICE SPACE AGREEMENT

This office space agreement (“Agreement”) is entered into and effective as of May 1, 2018 (the “Effective Date”) by and between Axelerex Corp, a Nevada corporation (“Axelerex”) and Mr. Vladimir Orekhovsky (“Mr. Orekhovsky).

In consideration of the mutual promises and conditions contained in this Agreement the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	TERM

This Agreement shall be effective from the Effective Date to    (“Term”).  This Agreement shall automatically renew thereafter for one-year term, unless either party provides notice to the other of its intention not to renew at least 30 days prior to the expiration of the initial or then-effective renewal term.

2.	STATEMENT OF SPACE

During the Term, Mr. Orekhovsky shall provide Axelerex office space at the address 84 Couture Gardens, Thornhill, ON L4J 9H6 Canada

/s/ Vladimir Orekhovsky

By:	Vladimir Orekhovsky
Title:	Treasurer
Date:	April 28, 2018